UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 30, 2018

 ELECTRONIC ARTS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175
(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of the Bonus Plan Addendum for Fiscal 2019

On August 2, 2018, pursuant to the EA Bonus Plan, the Board of Directors (the “Board”) of Electronic Arts Inc. (the “Company”) approved the Bonus Formula Addendum for the fiscal year ending March 31, 2019 (the “Fiscal 2019 Addendum”) for the Chief Executive Officer (“CEO”) Mr. Andrew Wilson. The Fiscal 2019 Addendum was previously approved by the Compensation Committee of the Board (the “Compensation Committee”) for all other eligible employees of the Company and its subsidiaries. Although the Company generally expects to pay bonuses to our named executive officers pursuant to the terms of the Electronic Arts Inc. Executive Bonus Plan (“Executive Bonus Plan”), the Compensation Committee and the Board use the criteria described in the Fiscal 2019 Addendum as a guideline to determine the final amount of the bonus awards paid to the named executive officers under the Executive Bonus Plan.

The terms of the Fiscal 2019 Addendum are materially different from the terms of the bonus formula addendum for the Company’s fiscal year ended March 31, 2018. In particular, for fiscal 2019, the bonus pool for all eligible employees of the Company, other than the CEO, will be funded at 50% (increased from 20%) based on Company financial performance, using 25% non-GAAP earnings per share and 25% non-GAAP net revenue metrics, and at 50% (reduced from 80%) based on business performance and the achievement of measurable business objectives, including, but not limited to, business and operational performance metrics. Management will then allocate, at its discretion, a percentage of the approved bonus pool funding to each business unit. Also, Company management will no longer provide mid-year bonus payments through a carve-out of the Committee’s approved bonus funding.

Mr. Wilson’s bonus award payout for fiscal 2019 will be determined by the Board based upon an overall assessment of the following: (i) his target bonus amount, (ii) the Company bonus funding and (iii) the attainment of his financial, strategic and operational performance objectives based 60% on the achievement of non-GAAP financial performance objectives with the key metrics being: (a) non-GAAP net revenue, (b) gross profit, (c) operating expenses, (d) non-GAAP earnings per share, and (e) operating cash flow and based 40% on the achievement of strategic and operational objectives.

The Board has discretion to increase or decrease the final bonus payout for other factors they deem significant, provided, however, the bonus award payout may not exceed the lesser of 300% of Mr. Wilson’s target bonus or $5 million and no bonus may be payable if the Company’s net income falls below a certain threshold.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to Fiscal 2019 Addendum, copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.07    Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Stockholders of the Company held on August 2, 2018, our stockholders voted on the following proposals and cast their votes as described below.

1.	Election of Directors. The individuals listed below were elected to serve on the Board until the next annual meeting of stockholders until his or her successor is elected and qualified.

	For	Against	Abstain	Broker Non-Vote
Leonard S. Coleman	245,771,929	5,779,439	164,900	13,581,658
Jay C. Hoag	248,978,438	2,571,512	166,318	13,581,658
Jeffrey T. Huber	251,189,448	361,146	165,674	13,581,658
Lawerence F. Probst III	250,099,035	1,445,482	171,751	13,581,658
Talbott Roche	251,181,956	367,790	166,522	13,581,658
Richard A. Simonson	247,742,241	3,806,134	167,893	13,581,658
Luis A. Ubiñas	250,773,845	777,003	165,420	13,581,658
Heidi J. Ueberroth	251,532,713	32,566	150,989	13,581,658
Andrew Wilson	251,164,261	391,836	160,171	13,581,658

2.	Advisory vote regarding the compensation of the named executive officers. The proposal was approved.

For	Against	Abstain	Broker Non-Vote
211,020,127	33,756,053	6,940,088	13,581,658

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019. The appointment was ratified.

For	Against	Abstain
261,198,847	3,931,045	168,034

Item 8.01    Other Events.

Board Committee Composition

On August 2, 2018, the Board appointed Ms. Talbott Roche to the Audit Committee of the Board (the “Audit Committee”) and Ms. Heidi Ueberroth to the Compensation Committee effective immediately.  In connection with her appointment to the Audit Committee, Ms. Roche will step down from her service on the Compensation Committee.  Ms. Roche and Ms. Ueberroth meet the independence requirements of the NASDAQ Stock Market Rules (“NASDAQ Rules”) and the U.S. Securities and Exchange Commission. In addition, Ms. Roche meets the financial literacy standards of the NASDAQ Rules.

Pre-Arranged Stock Trading Plan

On July 30, 2018, Jacob J. Schatz, Executive Vice President, General Counsel and Corporate Secretary, established a pre-arranged stock trading plan as part of managing his equity holdings of the Company. This plan accords with the guidelines of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions by directors, executive officers and other employees. Sales under Mr. Schatz’s 10b5-1 plan may take place periodically beginning September 20, 2018 through September 19, 2019. Transactions under Mr. Schatz’s 10b5-1 plan will be disclosed publicly through appropriate filings with the Securities and Exchange Commission.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	EA Bonus Plan Fiscal 2019 Addendum*
*Management contract or compensatory plan or arrangement.

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	EA Bonus Plan Fiscal 2019 Addendum*
*Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated:	August 3, 2018	By:	/s/ Blake Jorgensen
Blake Jorgensen
Chief Operating Officer and Chief Financial Officer